Exhibit 99.5

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

NOMINATING COMMITTEE CHARTER APPLICABLE TO
OF THE BOARD OF DIRECTORS

Purpose

The Nominating Committee Charter is established to help ensure that the Board of Directors {\(the “Board”) of Alliance Entertainment Holding Corporation (the “Company”) properly meets its fiduciary obligations to stockholders and the Company and that the Company has and follows appropriate practices and standards with respect to the nomination of candidates for its Board.

Procedures

•	Only directors who meet the independence requirements established by the Board and applicable laws, regulations and listing requirements of The Nasdaq Stock Market, as in effect from time to time shall participate in the nomination process with respect to candidates for the Board..

•	The Company’s independent directors will set their own schedule of meetings and will meet at least once per year, with the option of holding additional meetings at such times as they deems necessary or appropriate. The Company’s independent directors will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board, and shall report on its meetings to the Board and any action taken or approved by the independent directors.

Authority and Responsibilities

To the extent it deems necessary or appropriate, the independent director of the Company shall perform the following:

Board Composition, Evaluation and Nominating Activities

•	Evaluate the current composition, organization and governance of the Board and its committees, determine future requirements and make recommendations to the Board for approval.

•	Review periodically the policy and procedures for considering stockholder nominees for election to the Board.

•	Recommend for approval by the Board on an annual basis desired qualifications and characteristics for Board membership and with corresponding attributes.

•	Search for, identify, evaluate and recommend for the selection by the Board, candidates to fill new positions or vacancies on the Board, and review any candidates recommended by stockholders, directors, the Company’s management, investment bankers and others.

•	Evaluate the performance of individual members of the Board eligible for re-election, and recommend for the selection by the Board, the director nominees for election to the Board at the annual meeting of stockholders.

•	Evaluate the independence of directors and director nominees against the independence requirements of the stock exchange rules and regulations and Security and Exchange Commission (“SEC”) rules and other applicable requirements.

•	Evaluate director compensation, consulting with outside consultants and/or management, when appropriate, and make recommendations to the Board regarding director compensation.

Board Committees

•	Review periodically the composition of each committee of the Board, the need for additional committees, or changes in mandate or dissolution of existing committees, and make recommendations to the Board accordingly.

•	Recommend to the Board persons to be members and chairpersons of the various committees.

Guidelines for Selecting Director Nominees

In selecting director nominees for election to the Board, the independent directors shall consider whether the nominee:

•	has demonstrated notable or significant achievements in business, education or public service;

•	possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	has the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The independent directors will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The independent directors may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The independent directors does not distinguish among nominees recommended by stockholders and other persons.

Adopted: _____, 2022